Exhibit 99.1

Prospect Capital Reports Financial Results for September 2016 Quarter
NEW YORK - (GLOBE NEWSWIRE) - February 8, 2017 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our second fiscal quarter ended December 31, 2016.

All amounts in $000’s except per share amounts	Quarter Ended December 31, 2016	Quarter Ended September 30, 2016	Quarter Ended December 31, 2015

Net Investment Income (“NII”)	$84,405	$78,919	$100,893
NII per Share	$0.24	$0.22	$0.28

Net Income (“NI”)	$100,880	$81,366	$(95,120)
NI per Share	$0.28	$0.23	$(0.27)

Distributions to Shareholders	$89,668	$89,428	$88,827
Distributions per Share	$0.25	$0.25	$0.25

NAV per Share at Period End	$9.62	$9.60	$9.65

Debt to Equity Ratio	76.2%	77.4%	80.2%
For the December 2016 quarter, we earned net investment income ("NII") of $84.4 million, or $0.24 per weighted average share, up $0.02 per share from the September 2016 quarter, primarily from an increase in interest and other income from new investments made during the September and December 2016 quarters and a decrease in operating expenses partially due to a reversal of excise tax previously accrued.
For the December 2016 quarter, our net income (“NI”) was $100.9 million or $0.28 per weighted average share, an increase of $0.05 per share from $81.4 million, or $0.23 per weighted average share, in the September 2016 quarter, primarily due to unrealized appreciation on our investments. For the December 2015 quarter, our NI was $(95.1) million or $(0.27) per weighted average share. NI increased year-over-year in the December 2016 quarter primarily due to a favorable decrease in unrealized losses that occurred primarily due to volatility in the capital markets in the December 2015 quarter.

All amounts in $000’s except per share amounts	Six Months Ended December 31, 2016	Six Months Ended December 31, 2015

Net Investment Income (“NII”)	$163,324	$192,135
NII per Share	$0.46	$0.54

Net Income (“NI”)	$182,246	$(67,303)
NI per Share	$0.51	$(0.19)

Distributions to Shareholders	$179,097	$177,942
Distributions per Share	$0.50	$0.50

Prospect Capital Reports
December 2016 Quarterly Results
For the six months ended December 31, 2016, we earned NII of $163.3 million, or $0.46 per weighted average share. For the six months ended December 31, 2015, our NII was $192.1 million, or $0.54 per weighted average share. NII decreased by $28.8 million, or $0.08 per weighted average share, year-over-year primarily as a result of a decrease in non-recurring dividend income from NPRC, a decrease in interest income from energy-related loans, and a reduced interest earning asset base. These income declines were partially offset by a decrease in advisory fees.
For the six months ended December 31, 2016, our NI was $182.2 million, or $0.51 per weighted average share. For the six months ended December 31, 2015, our NI was $(67.3) million, or $(0.19) per weighted average share. NI increased by $249.5 million, or $0.70 per weighted average share, year-over-year primarily due to unrealized appreciation of our investments.
With the Harbortouch sale and other significant repayments, we were underinvested during the first half of fiscal 2017, carrying an average cash balance of $167.7 million. If we had booked another $460 million of 10% annualized coupon earning assets July 1, 2016, utilizing our uninvested cash and financing the remainder (approximately $300 million) from our revolving credit facility, our fiscal year to date NII would have increased by $14.5 million, before any structuring fee income earned in connection with such originations.
As of December 31, 2016, our reported net asset value (“NAV”) per share was $9.62, up $0.02 from September 30, 2016.
Our debt to equity ratio was 76.2% at December 31, 2016, down 400 bps from 80.2% at December 2015. Our balance sheet as of December 31, 2016 comprised 90.4% floating rate interest earning assets and 99.9% fixed rate liabilities, positioning us to benefit from potential increases in short-term interest rates.
Our recurring income as measured by our percentage of total investment income from interest income was 95% in the December 2016 quarter.
PORTFOLIO AND INVESTMENT ACTIVITY
We continue to prioritize secured lending. As of December 31, 2016, our portfolio at fair value consisted of 45.9% first lien, 23.6% second lien, 18.3% structured credit (with underlying first lien), 11.2% equity investments, 0.8% unsecured debt, and 0.2% small business whole loan. As of December 31, 2016, our control investments at fair value were 31.5% of our portfolio.
Our portfolio’s annualized current yield stood at 13.2% across all performing interest bearing investments as of December 31, 2016, up 0.4% from 12.8% as of September 30, 2016.
At December 31, 2016, our portfolio consisted of 123 long-term investments with a fair value of $5.937 billion, spanning a diversified range of industries with no one industry (excluding our underlying industry-diversified structured credit portfolio) representing more than 9.3% of the portfolio at fair value, and energy representing 2.6%. The fair value of our loans on non-accrual as a percentage of total assets was approximately 1.5% at December 31, 2016, with 0.4% in the energy industry. For a listing of transactions completed during the quarter, please see the section titled “Portfolio Investment Activity” in our form 10-Q for the quarter ended December 31, 2016.

As of December 31, 2016, our weighted average portfolio net leverage stood at 4.77 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”). As of December 31, 2016, our weighted average EBITDA per portfolio company was $51.6 million.
During the December 2016 quarter, we completed new and follow-on investments aggregating $469.5 million and received full repayments on nine investments. Our sales, repayments, and scheduled amortization payments in the December 2016 quarter were $645.0 million, resulting in net repayments of $175.5 million.
During the December 2016 quarter, our originations comprised 54% syndicated debt (including early look anchoring investments and club investments), 15% third party sponsor deals, 15% online lending, 7% structured credit, 4% aircraft leasing, 3% real estate, and 2% operating buyouts.
In addition to a substantial investment in real estate, we and NPRC continued our investment in the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC currently have exposure to $846.6 million of loans directly and through securitization interests, across multiple origination and underwriting platforms. Our online business is currently delivering a yield on our invested capital exceeding 14% (net of all incurred costs and expected losses). NPRC currently has five bank credit facilities supporting its online business, and an NPRC subsidiary closed a consumer securitization during the December 2016 quarter.
As of December 31, 2016 we were invested in 41 structured credit investments with a fair value of $1.09 billion with individual standalone financings non-recourse to Prospect and with our risk capped at our net investment amount. The underlying structured credit portfolios comprise over 2,800 loans and a total asset base of over $20.0 billion. As of December 31, 2016, our structured credit portfolio experienced a trailing twelve month default rate of 1.16%, or 42 basis points less than the broadly syndicated market trailing twelve month default rate of 1.58%. In the December 2016 quarter, our structured credit equity portfolio generated an annualized cash yield of 21.5% and an annualized GAAP yield of 14.8% based on December 31, 2016 fair value. As of December 31, 2016, our existing structured credit portfolio has generated $812.9 million in cumulative cash distributions to us, representing 61.9% of our original investment. In addition, we have exited seven structured credit investments totaling $153.6 million with an average realized IRR of 16.8% and cash on cash multiple of 1.42 times.
Prospect’s structured credit portfolio has paid to Prospect an average 24.4% cash yield (based on December 2016 fair value) in the twelve months ended December 31, 2016. Since August 29, 2016 (the date of our June 2016 earnings release), five of our structured credit investments completed refinancings to reduce the cost of liabilities (three of which occurred after December 2016) and three additional structured credit investments completed multi-year extensions of the reinvestment period of such investments. We are working on identifying for our independent management teams further structured credit investment refinancings and extensions in the portfolio to enhance value.
To date during the March 2017 quarter, we have completed new and follow-on investments of $273.1 million, and received repayments of $26.3 million, resulting in net investments of $246.8 million. Our originations in the March 2017 quarter have comprised 66% third party sponsor deals, 15% real estate, 8% online lending, 6% operating buyout, and 5% syndicated debt.
LIQUIDITY AND FINANCIAL RESULTS
Our debt to equity ratio was 76.2% at December 31, 2016. We repaid our $167.5 million August 2016 convertible note issue at maturity. For the remainder of fiscal year 2017, our liability maturities do not exceed $5 million.

On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders have extended commitments of $885.0 million under the Facility as of December 31, 2016. The Facility includes an accordion feature which allows commitments to be increased to $1.5 billion in the aggregate. On August 22, 2016, the 2014 Facility was amended to eliminate some of the restrictions in the definition of an eligible loan for pledging to the facility and increase our overall borrowing base. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We have diversified our counterparty risk. As of December 31, 2016, 21 institutional lenders committed to the Facility compared to five lenders at June 30, 2010, one of the most diversified bank groups in our industry. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period. We currently have no borrowing drawn under our Facility.
We have seven separate unsecured debt issuances aggregating $1.7 billion outstanding, not including our program notes, with maturities ranging from October 15, 2017 to June 15, 2024. As of December 31, 2016, $962.1 million of program notes were outstanding with staggered maturities through October 2043.
As of December 31, 2016, we held approximately $4.8 billion of unencumbered assets on our balance sheet, representing approximately 77.8% of our total assets.
TAXABLE INCOME

All amounts in $000’s except per share amounts	Quarter Ended December 31, 2016	Quarter Ended September 30, 2016	Quarter Ended December 31, 2015

Estimated Distributable Income (“DI”)*	$73,344	$73,151	$88,804
Estimated DI per Share*	$0.20	$0.20	$0.25

Estimate of Amount Available for Spillback (“Spillback”)*	$34,392	$50,637	$93,071
Estimated Spillback per Share*	$0.10	$0.14	$0.26

*
We have adjusted DI and Spillback for prior periods to reflect updated structured credit tax results. DI is estimated to have decreased by $3.8 million and $12.1 million for the quarters ended September 30, 2016 and December 31, 2015, respectively. Spillback is estimated to have decreased by $46.0 million and $15.5 million as of September 30, 2016 and December 31, 2015, respectively.

All amounts in $000’s except per share amounts	Six Months Ended December 31, 2016	Six Months Ended December 31, 2015

Estimated Distributable Income (“DI”)*	$146,495	$184,839
Estimated DI per Share*	$0.41	$0.52

*
We have adjusted DI to reflect updated structured credit tax reporting data. DI is estimated to have decreased by $3.8 million and $15.5 million for the six months ended December 31, 2016 and December 31, 2015, respectively.

As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income” or “DI”) rather than GAAP NII. DI occasionally decouples from NII. For the December 2016 quarter, our distributable income was $73.3 million or $0.20 per weighted average share, unchanged from $0.20 per weighted average share in the September 2016 quarter and down $0.05 per weighted average share from the December 2015 quarter. The decrease from the December 2015 quarter was due to a decline in taxable income from structured credit investments.
Regulated investment companies may utilize dividends from the subsequent tax year to increase the amount of taxable distributions to match taxable income for the prior year. As of December 31, 2016, we estimate that we have available to us $34.4 million, or $0.10 per weighted average share, in spillback dividends.
In the prior quarter, we estimated that our available spillback income was $96.6 million, $62.2 million more than the $34.4 million reported this quarter. Realized gains and losses on underlying individual loans in our structured credit investments are reported as taxable events when calculating our taxable income, and losses on sales of such assets reduce our taxable income. Many of the taxable differences from GAAP income are not reported until the final tax returns for the structured credit investments are issued. Such tax returns can be delayed as long as nine months after the tax year end of the structured credit investment. During portions of calendar years 2015 and 2016, the broadly syndicated loan market sold off significantly, and the independent management teams of most of our structured credit investments took advantage of the volatility in the loan market to both sell certain loans and purchase new loans at discounted prices. While the sales and purchases of such loans at similarly discounted prices did not have an economic impact on our NII for financial statement purposes, the sales at discounted prices resulted in immediate harvesting of taxable losses, but corresponding purchases at discounted prices do not generate immediate taxable gains. We expect the underlying loans purchased at a discount in our structured credit investments will generate taxable income in the future as such loans amortize to par over the holding period (with taxable income acceleration if loans are sold or refinanced at a profit before maturity), reversing prior recent negative taxable income into positive future taxable income in our structured credit investments. Taxable income is subject to revision as additional information is received and is subject to change.
EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Thursday, February 9, 2017, at 11:00 am. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10100513. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com. For copies of our corporate presentation, our recent shareholder letter, and our performance data please see http://shareholder.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	December 31, 2016	June 30, 2016

	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,880,883 and $1,768,220, respectively)	$1,867,410	$1,752,449
Affiliate investments (amortized cost of $8,530 and $10,758, respectively)	7,819	11,320
Non-control/non-affiliate investments (amortized cost of $4,222,503 and $4,312,122, respectively)	4,061,770	4,133,939
Total investments at fair value (amortized cost of $6,111,916 and $6,091,100, respectively)	5,936,999	5,897,708
Cash	203,911	317,798
Receivables for:
Interest, net	23,943	12,127
Other	6,484	168
Prepaid expenses	670	855
Deferred financing costs on Revolving Credit Facility	6,141	7,525
Total Assets	6,178,148	6,236,181

Liabilities
Revolving Credit Facility	—	—
Prospect Capital InterNotes®	947,172	893,210
Convertible Notes	909,505	1,074,361
Public Notes	737,311	699,368
Due to Prospect Capital Management	52,212	54,149
Interest payable	38,419	40,804
Dividends payable	29,915	29,758
Due to Prospect Administration	3,010	1,765
Accrued expenses	2,885	2,259
Other liabilities	3,123	3,633
Due to broker	—	957
Total Liabilities	2,723,552	2,800,264
Commitments and Contingencies	—	—
Net Assets	$3,454,596	$3,435,917

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 359,000,280 and 357,107,231 issued and outstanding, respectively)	$359	$357
Paid-in capital in excess of par	3,981,732	3,967,397
Accumulated overdistributed net investment income	(16,907)	(3,623)
Accumulated net realized loss	(335,671)	(334,822)
Net unrealized loss	(174,917)	(193,392)
Net Assets	$3,454,596	$3,435,917

Net Asset Value Per Share	$9.62	$9.62

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Investment Income
Interest income:
Control investments	$48,281	$51,429	$94,190	$103,373
Affiliate investments	—	11	—	896
Non-control/non-affiliate investments	87,465	88,161	174,125	181,869
Structured credit securities	39,045	46,902	78,126	91,668
Total interest income	174,791	186,503	346,441	377,806
Dividend income:
Control investments	1,282	13,545	3,522	16,758
Non-control/non-affiliate investments	97	1	241	3
Total dividend income	1,379	13,546	3,763	16,761
Other income:
Control investments	3,856	3,270	6,796	5,679
Non-control/non-affiliate investments	3,454	5,872	6,312	9,196
Total other income	7,310	9,142	13,108	14,875
Total Investment Income	183,480	209,191	363,312	409,442
Operating Expenses
Base management fee	30,886	31,781	61,678	64,735
Income incentive fee	21,101	25,224	40,831	48,034
Interest and credit facility expenses	40,848	42,205	82,517	84,162
Allocation of overhead from Prospect Administration	2,657	2,000	6,190	6,178
Audit, compliance and tax related fees	1,058	1,192	2,453	3,069
Directors’ fees	112	94	225	188
Other general and administrative expenses	2,413	5,802	6,094	10,941
Total Operating Expenses	99,075	108,298	199,988	217,307
Net Investment Income	84,405	100,893	163,324	192,135
Net Realized and Change in Unrealized Gains (Losses) from Investments
Net realized (losses) gains
Control investments	178	(8)	183	(9)
Affiliate investments	—	—	137	—
Non-control/non-affiliate investments	(260)	(5,310)	312	(7,444)
Net realized (losses) gains	(82)	(5,318)	632	(7,453)
Net change in unrealized gains (losses)
Control investments	(11,068)	(37,104)	2,298	(77,287)
Affiliate investments	853	241	(1,273)	346
Non-control/non-affiliate investments	26,896	(153,784)	17,450	(174,981)
Net change in unrealized gains (losses)	16,681	(190,647)	18,475	(251,922)
Net Realized and Change in Unrealized Gains (Losses) from Investments	16,599	(195,965)	19,107	(259,375)
Net realized losses on extinguishment of debt	(124)	(48)	(185)	(63)
Net Increase (Decrease) in Net Assets Resulting from Operations	$100,880	$(95,120)	$182,246	$(67,303)
Net increase (decrease) in net assets resulting from operations per share	$0.28	$(0.27)	$0.51	$(0.19)
Dividends declared per share	$(0.25)	$(0.25)	$(0.50)	$(0.50)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2016		2015		2016		2015
Per Share Data
Net asset value at beginning of period	$9.60		$10.17		$9.62		$10.31
Net investment income(1)	0.24		0.28		0.46		0.54
Net realized losses on investments(1)	—	(4)	(0.01)		—	(4)	(0.02)
Net change in unrealized appreciation (depreciation) on investments(1)	0.04		(0.54)		0.05		(0.71)
Net realized losses on extinguishment of debt(1)	—	(4)	—	(4)	—	(4)	—	(4)
Dividends to shareholders	(0.25)		(0.25)		(0.50)		(0.50)
Common stock transactions(2)	(0.01)		—	(4)	(0.01)		0.03
Net asset value at end of period	$9.62		$9.65		$9.62		$9.65

(1)	Per share data amount is based on the weighted average number of common shares outstanding for the year/period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan, shares issued to acquire investments and shares repurchased below net asset value pursuant to our Repurchase Program.

(3)
Total return based on market value is based on the change in market price per share between the opening and ending market prices per share in each period and assumes that dividends are reinvested in accordance with our dividend reinvestment plan. Total return based on net asset value is based upon the change in net asset value per share between the opening and ending net asset values per share in each period and assumes that dividends are reinvested in accordance with our dividend reinvestment plan. For periods less than a year, the return is not annualized.

(4)	Amount is less than $0.01.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the three months and six months ended December 31, 2016 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2016 and August 31, 2017 tax year):

GAAP Net Investment Income to Distributable Income	Three Months Ended December 31, 2016	Six Months Ended December 31, 2016
GAAP Net Investment Income	$84,405	$163,324
(Book income in excess of taxable income) taxable income in excess of book income from CLO investments	(8,863)	(15,372)
Non-deductible federal excise tax expense	(1,100)	(1,100)
Taxable gain from pass-through controlled companies	(1,119)	(435)
Other net additions to distributable income	21	78
Distributable Income	$73,344	$146,495
Weighted average shares of common stock outstanding	358,494,783	358,011,031
Distributable Income per Share	$0.20	$0.41

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702